Exhibit (9)(d)

AMENDMENT

TO

THE CUSTODIAN AGREEMENT BETWEEN

BBH TRUST and BROWN BROTHERS HARRIMAN & CO.

THIS AMENDMENT TO THE CUSTODIAN AGREEMENT (this “Amendment”) is dated _________ __, 2025, by and between BBH TRUST, a management investment company organized as a Delaware statutory trust and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as amended (“the 1940 Act”) for itself and each of its series (each a “Fund” and collectively the “Funds”) and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or, as applicable, the “Custodian” or the “TA”). Capitalized terms used herein and not defined shall have the meanings ascribed to them under the Agreement (defined below).

WHEREAS, the Fund and BBH&Co. executed a Custodian Agreement dated as of February 1, 2007, as amended (the “Agreement”);

WHEREAS, the Fund has established one or more new portfolios organized as exchange traded fund(s) (“ETF” or, collectively, “ETFs”) that will require custody services and transfer agency services under the Agreement;

WHEREAS the Fund desires to appoint BBH&Co. as Transfer Agent for the new ETF portfolio(s) and for any additional series established under the BBH Trust in the future that are organized as ETFs, and BBH&Co. is willing to accept such appointment, subject to the terms and conditions of the Agreement as amended hereby;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The name of the Agreement shall be modified by substituting “CUSTODIAN AND ETF TRANSFER AGENT AGREEMENT” in place of “CUSTODIAN AGREEMENT”.

2.	Section 1 of the Agreement is hereby amended as follows:

2.1.	The Section 1 heading shall be deleted and replaced with the following heading:

“Appointment of BBH&Co.”

2.2.	The existing paragraph of Section 1 shall be repositioned as a subsection and numbered 1.1.

2.3.	Section 1 as so modified, shall be further modified by adding the following additional subsection:

1.2. The terms of this Agreement shall apply separately and respectively to each Fund for which a separate account is maintained on the books of the Custodian. The Parties agree that Sections 2-15 of the balance of this Agreement, the US MONEY MARKET FUND INVESTMENTS SCHEDULE TO CUSTODIAN AGREEMENT and 17f-5 DELEGATION SCHEDULE to the Agreement contain the provisions related to BBH&Co.’s performance as Custodian for the Funds. With respect to each Fund that is an exchange traded fund and added to this agreement from time to time (“ETF”), the Trust hereby engages BBH&Co. as transfer agent (“TA”) for each of its Funds that is an ETF, to perform the TA-related obligations set forth in this Agreement, and BBH accepts such engagement. The Parties agree that Sections 2.1, 2.3, 3 and 10-15 and the Transfer Agency Terms and Conditions attached hereto as Appendix A contain the provisions related to BBH&Co.’s performance as TA (notwithstanding references to BBH&Co. as “Custodian”). The Funds Transfer Services Agreement is applicable to funds transfers under this Agreement, whether related to custody and/or transfer agency services.

3.	Section 2.4 of the Agreement is hereby amended as follows:

2.4        The Fund represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. The Fund further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.4.1       The Fund represents and warrants that either the Fund or its service providers conduct ongoing screening of the Fund’s investors and their transactional activity against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.4.1.1.   In respect of any Fund that is an ETF, the following shall apply in lieu of the above Section 2.4.1: The Fund represents and warrants that it conducts ongoing screening of its holdings, relevant transactional activity, and service providers engaged by the Fund, including but not limited to Authorized Participants and distributors, against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.4.2      The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not invest in, engage in, or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of its underlying investors whose assets are held by the Custodian becomes subject to a Sanctions Regime or holds assets that subsequently became Sanctioned Property.

2.4.2.1. In respect of any Fund that is an ETF, the following shall apply in lieu of the above Section 2.4.2:

The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not instruct Custodian to invest in any asset, nor engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it has confirmed that relevant service providers engaged by the Fund, including but not limited to Authorized Participants and distributors, have implemented equivalent controls as stated above. The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of the above relevant service providers becomes subject to a Sanctions Regime or if any of the assets custodied by BBH subsequently becomes Sanctioned Property.

2.5        The Fund represents and warrants that it has developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and terrorist financing laws and regulations, including but not limited to: the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the rules and guidance of any applicable self-regulatory organization (collectively, “applicable AML laws”). The Fund represents and warrants that its AML Program, or the AML Programs of its service providers, include a written Customer Identification Program (“CIP”) that identifies and verifies the Fund’s investors, including beneficial owners, as required by applicable AML laws. The Fund further represents and warrants that its AML Program, or the AML Programs of its service providers, include policies, procedures and controls designed to ensure that: (i) none of the Fund’s investors are prohibited banks that fail to maintain a physical presence in any country (a “Shell Bank”); (ii) enhanced due diligence is conducted on investors identified as Politically Exposed Persons, which includes ascertaining source of wealth for such investors; (iii) ongoing monitoring is conducted to identify and report suspicious activity; and (iv) the Fund or its service providers create and maintain all records and documentation required by applicable AML laws, including identification and verification records of the Fund’s investors.

In respect of any Fund that is an ETF, the following shall apply in lieu of the immediately preceding two (2) sentences:

The Fund represents and warrants that its AML Program, or the AML Programs of its service providers, include a written Customer Identification Program (“CIP”) that identifies and verifies the Fund’s investors, including beneficial owners, as required by applicable AML laws. The Fund further represents and warrants that its AML Program, or the AML Programs of its service providers, include policies, procedures and controls designed to ensure that: (i) none of the Fund’s investors are prohibited banks that fail to maintain a physical presence in any country (a “Shell Bank”); (ii) enhanced due diligence is conducted on investors identified as Politically Exposed Persons, which includes ascertaining source of wealth for such investors; (iii) ongoing monitoring is conducted to identify and report suspicious activity; and (iv) the Fund or its service providers create and maintain all records and documentation required by applicable AML laws, including identification and verification records of the Fund’s investors.

2.5.1       The Fund acknowledges that the Custodian is obligated under applicable US AML Laws to obtain, verify and record identifying information about its customers prior to opening an account.

2.5.2       The Fund represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes.

2.5.3       The Fund further represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML laws.

2.6 The Fund represents and warrants that it will promptly notify the Custodian in writing if any of the above representations and warranties cease to be true.

4.	The Agreement is further amended by adding the new Appendix A attached hereto.

5.	Except as modified by this Amendment, the Agreement shall otherwise remain in full force, and specifically, for avoidance of doubt, in respect of each of the remaining Funds.

6.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form, and the Parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

BBH TRUST

By:
Name:
Title:
Date:

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

APPENDIX A

TO THE CUSTODIAN AND ETF TRANSFER AGENT AGREEMENT

BETWEEN BBH TRUST and BROWN BROTHERS HARRIMAN & CO.

Effective as of ________, 2025

The following terms and conditions shall apply to each Fund that is an exchange traded fund (“ETF”).

1.	ETF Transfer Agency Services. BBH&Co. in its capacity as ETF transfer agent (“TA”) shall perform the following transfer agency services for the ETF Fund(s) and, where applicable, for the ETF’s portfolios (if applicable). As used in this Appendix A, the term Fund refers to each ETF Fund and incorporates and includes the term ETF portfolio:
1.1.	Issuance and Redemption of Unit Baskets. It is agreed and understood that the Fund, and the TA on the Fund’s behalf, shall issue and redeem Share Baskets of the Fund in blocks of __________ shares (“Shares”) (“Creation Baskets” and “Redemption Baskets,” respectively, and generically, “Baskets”) to and from such persons as are identified by the Fund as “Authorized Participants.”
1.1.1.	Accept from the [Authorized Participants/[ALPS Distributors, Inc. (“Distributor”)] creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor), and processing.
1.1.2.	Pursuant to such purchase and redemption orders that the TA shall receive from the [Distributor/Authorized Participants (and which shall be confirmed by the Distributor, as rquired)] and pursuant to the procedures set forth in the Participant Agreement, the TA shall communicate such orders to the Fund as appropriate.
1.1.3.	Pursuant to such purchase orders that BBH&Co. as the Index Receipt Agent shall receive from Distributor” and pursuant to the procedures set forth in the Authorized Participant Agreement entered into by the Fund, TA shall transfer appropriate trade instructions to the Custodian and pursuant to such orders register the appropriate number of book entry only Shares in the name of The Depository Trust Company (“DTC”) or its nominee as a unitholder (each an Authorized Participant) of the Fund and deliver the Basket.
1.1.4.	Pursuant to such redemption orders that Index Receipt Agent shall receive from the Distributor, pursuant to the procedures set forth in the Authorized Participant Agreement entered into by the Fund, TA shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Shares that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Shares from the account of the Authorized Participant on the register of the Fund.
1.1.5.	On behalf of the Fund, TA shall issue Creation Baskets for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by TA. In issuing Shares through DTC to an Authorized Participant, TA shall be entitled to rely upon the latest Instructions that are received from the Distributor by TA as Index Receipt Agent concerning the issuance and delivery of such Shares for settlement.
1.1.6.	TA shall not issue on behalf of the Fund any Shares where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the Shares has been suspended or discontinued, and TA shall be entitled to rely upon such Instructions or written notification.

1

1.1.7.	Upon the issuance of Shares as provided herein, TA shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Distributor in connection with such issuance.
1.1.8.	Shares may be redeemed in accordance with the procedures set forth in the relevant Authorized Participant Agreement and TA shall duly process all redemption requests.
1.1.9.	TA will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or Shares in connection with the issuance and redemption of Shares. The TA shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.
1.2.	Recordkeeping.

In satisfying its obligations under the Agreement, TA shall record the issuance of Creation Baskets and maintain, pursuant to Rule 17Ad6(b) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Baskets that are authorized, issued and outstanding based upon data provided to TA by the Fund or the Distributor. TA shall also provide the Fund on a regular basis with the total number of Shares authorized, issued and outstanding; provided however that TA shall not be responsible for monitoring the issuance of such Shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Shares.

1.3.	Services Related to the Monitoring of Cash Collateral.
1.3.1.	Monitor the collateralization levels as set forth in Authorized Participant Agreements in connection with cash collateral posted by Authorized Participants in connection with Creation Basket activity.
1.3.2.	Mark to market daily the value of such cash collateral using a pricing source from the Fund’s accounting agent or any other source on which the TA reasonably relies.
1.3.3.	Monitor collateral levels daily and communicate calls for additional collateral to the Authorized Participants as necessary based upon daily collateral requirement calculations using ratios set forth in Participant Agreements.
2.	Responsibility of BBH&Co. as ETF Transfer Agent. Subject to the specific provisions of this Section, the TA shall not be liable to the Fund for any damage incurred by the Fund or a Portfolio unless such damages arise from the TA's (or its employees’, officers’ or other agents’) negligence, bad faith or willful misconduct. In no event shall the TA be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if advised of the possibility of such damages. BBH&Co. will provide the transfer agency services described in Schedule III hereto pursuant to the following terms and conditions.
2.1.	Limitations on Liability.
2.1.1.	TA shall not be held accountable or liable to the Fund, or any third party if TA is unable to perform its responsibilities in accordance with this Agreement as a result of (i) any errors in the Services based upon or arising out of information received in a timely or untimely manner by TA either (a) from a source which TA was authorized to rely upon pursuant to a relevant Schedule hereto, or (b) from a source which in TA’s reasonable judgment was as an appropriate source for such information, (ii) relevant information known to the Fund which would impact the Services but which is not communicated by the Fund or its agent to TA, or (iii) the suspension, discontinuance or termination of the transmission of information by information providers for any reason, provided TA shall have made reasonable commercial efforts to procure such transmission. The Fund hereby acknowledges and agrees that TA shall neither guarantee nor make any warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

2

2.1.2.	The Fund acknowledges and agrees that nothing herein is intended to diminish the responsibility of third parties, including without limitation, its clients, custodian banks, brokers, and pricing and administrative agents, under their respective contractual and/or business arrangements with the Fund.
2.1.3.	TA shall incur no liability with respect to any telecommunications, equipment or power failures (unless such telecommunications, equipment or power failure is in the control of TA), or any failures to perform or delays in performance by postal or courier services or third-party information providers.
2.1.4.	TA shall in no event be required to advance or expend its own funds in connection with the services provided hereunder, or take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.
2.1.5.	The Fund shall review the Services performed by TA under this Agreement promptly and periodically and shall notify TA of any improper performance, discrepancy or error therein. Unless the Fund provides written notice of any such discrepancy or error within a reasonable time after such Services are performed, the Services shall be deemed to have met the duties and standards set forth herein.
2.1.6.	In no event shall the TA be liable for the acts or omission of the CNS Clearing Process, DTC, NSCC or any securities depository, clearing corporation, exchange or communications service.
2.1.7.	Without limiting the generality of any of the foregoing provisions, in no event shall TA be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Fund in connection with the Services hereunder unless otherwise agreed between the Parties.
2.1.8.	In no event shall TA be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall TA be liable for the investment management services and advice received or given by the Fund or the legal advice received by the Fund from its counsel or other legal counsel.
2.1.9.	Without limiting the generality of any of the foregoing provisions, the TA shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by any distributor (or its affiliates); or (iii) the failure of any Authorized Participant to deposit with the Custodian sufficient collateral, or to provide additional collateral upon request by the TA, in connection with the monitoring services provided for herein on Schedule III; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the TA from the Fund’s accounting agent or any other source on which the TA reasonably relies.

3

3.	Instructions. TA shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions (as hereinafter defined) or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.
3.1.1.	Instructions shall mean a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons. Authorized Persons may be identified by name, title or position. Telephonic and other oral instructions or instructions given by facsimile transmission may be given by any one of the Authorized Persons. Such instructions shall be considered Instructions if TA reasonably believes them to have been given by an Authorized Person. In no event shall Instructions be in the form of electronic mail.
3.1.2.	Where Instructions are conveyed through facsimile transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) TA cannot verify that authorized signatures on facsimile Instructions are original, and (iii) TA shall not be responsible for losses or expenses incurred through actions taken in reliance on such Instructions. The Fund agrees that such facsimile Instructions shall be conclusive evidence of the Fund’s Instruction to TA to act or to omit to act.
3.1.3.	Instructions given orally will be confirmed by written Instructions in the manner set forth above in Section 10.2.1, including by facsimile, but the lack of such confirmation shall in no way affect any action taken by TA in reliance upon such oral Instructions. The Fund authorizes TA to tape record any and all telephonic or other oral Instructions given to TA by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to TA). The Fund agrees to solicit valid written or other consent from any of its employees in respect to telephonic recordings to the extent such consent is required by applicable law.
4.	Representations of TA.
4.1.	TA represents that it is a registered transfer agent under the Securities Exchange Act of 1934.
4.2.	TA has established pursuant to the Bank Secrecy Act, and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs.
4.3.	TA has a customer identification program (CIP) consistent with the rules under section 326 of the USA Patriot Act. TA. For the avoidance of doubt, DTC is exempt from CIP requirements.
4.4.	TA: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (ii) and will maintain appropriate records in accordance with said transfer agent rules.

*** *** ***

4